                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No.     )*
                                           -----

                                Supertex, Inc.
          ----------------------------------------------------------
                               (Name of Issuer)

                                 common stock
          ----------------------------------------------------------
                        (Title of Class of Securities)

                                  868532-10-2
          ----------------------------------------------------------
                                 CUSIP Number



Check the following box if a fee is being paid with this statement[_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))

                               Page 1 of 4 Pages






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===============================================================================

CUSIP NO. 868532-10-2                13G                    Page 2 of 4 Pages
          -----------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSON.
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Account Management Corporation
       04-2324575

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            - 0 -

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          - 0 -
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,018,800

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          - 0 -
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,018,800
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.15%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      Investment advisor (including officers and their families, and its Profit Sharing Plan)

------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!









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===============================================================================
Item 1(a)   Name of Issuer:

            Supertex, Inc.
            ----------------------------------------------------------

Item 1(b)   Address of Issuer's Principal Executive Offices:

            1235 Bordeaux Drive, Sunnyvale, CA 94089
            ----------------------------------------------------------

Item 2(a)   Name of Person Filing:

            Account Management Corporation
            ----------------------------------------------------------

Item 2(b)   Address of Principal Business Office:

            2 Newbury St., Boston, MA 02116
            ----------------------------------------------------------

Item 2(c)   Citizenship:

            Massachusetts
            ----------------------------------------------------------

Item 2(d)   Title of Class of Securities

            Common Stock
            ----------------------------------------------------------

Item 2(e)   CUSIP Number:

            868532-10-2
            ----------------------------------------------------------



Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

(e) (xx) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940


Item 4. Ownership.

       (a)  Amount Beneficially Owned:

            1,018,800
            ----------------------------------------------------------

       (b)  Percent of Class:

            8.15%
            ----------------------------------------------------------

     (c)  Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote - 0 -
                                                           -----

            (ii)  Shared power to vote or to direct the vote - 0 -
                                                             -----

            (iii) Sole power to dispose or to direct the disposition of
                  1,018,800 sh.
                  -------------

            (iv)  Shared power to dispose or to direct the disposition of
                  - 0 -
                  -----


Item 5.  Ownership of Five Percent or Less of a Class.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         N.A.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         N.A.


Item 8.  Identification and Classification of Members of the Group.

         N.A.


Item 9.  Notice of Dissolution of a Group.

         N.A.


Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The undersigned, on behalf of themselves, their investment firm and its profit sharing plan, have agreed to file as a group.


Date:    February 10, 2000

                                              ----------------------------------
                                              Richard C. Albright


                                              /s/ Peter deRoetth
                                              ----------------------------------
                                              Peter deRoetth


                                              ----------------------------------
                                              Account Management Corp.


                                              ----------------------------------
                                              Account Management Corp.
                                              Profit Sharing Plan